Exhibit 10.6

CAREFUSION CORPORATION
Executive Change in Control Severance Plan
(As amended and restated effective October 5, 2014)

1.	Purpose of the Plan
The purpose of the Plan is to assure the Company and its Affiliates of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key executives of the Company in the event of a Change in Control. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under ERISA sections 201(2), 301(a)(3), and 401(a)(1).

2.	Definitions
As used herein, the following definitions shall apply:

(a)
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Board.

(b)
“Base Salary” means a Participant’s annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason under the Plan.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means:

(i)
the willful and continued failure of the Participant to perform substantially the Participant’s material duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Board no earlier than 30 days after a written demand for substantial performance is delivered to the Participant, which specifically identifies the manner in which the Company believes that the Participant has willfully and continuously failed to perform substantially the Participant’s duties with the Company;

(ii)	the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates;

(iii)	conviction of a felony; or

(iv)	a material breach of the restrictive covenants in the Plan subject to the cure provisions of Section 6(b).

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company.

(e)	“Change in Control” means any of the following:

(i)
the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (x) the then outstanding Common Stock of the Company (the “Outstanding Company Common Stock”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non‑Control Acquisition (as defined in Section 2(e)(iii)); or

(ii)
individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
The Board shall determine whether one or more transactions or a series of transactions should be treated as a single transaction for purposes of determining whether a Change in Control has occurred.

(f)	“Change in Control Date” means the date on which a Change in Control becomes effective.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under the Code.

(h)	“Company” means CareFusion Corporation, a Delaware corporation, or, except as utilized in the definition of Change in Control, its successor.

(i)	“Director” means a member of the Board.

(j)	“Disability,” unless the Board specifies otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of Disability.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.

(l)	“Good Reason” means

(i)	a material reduction of the Participant’s base compensation (including Base Salary or Target Bonus);

(ii)
a material diminution in the Participant’s authority, duties, or responsibilities (for avoidance of doubt, and without limiting the generality of the foregoing, a material diminution in the Participant’s authority, duties, or responsibilities shall have occurred if (A) the Participant performed a policy making function for the Company immediately prior to the Change in Control and following the Change in Control no longer performs a policy making function for the Company (or, if the Company is not the ultimate parent corporation following the Change in Control, the ultimate parent of the Company); or (B) the Participant reported directly to the Company’s Chief Executive Officer (in that person’s capacity as Chief Executive Officer) immediately prior to the Change in Control and following the Change in Control no longer reports directly to the Chief Executive Officer of the Company (in that person’s capacity as Chief Executive Officer), or if the Company is not the ultimate parent corporation following the Change in Control, the Chief Executive Officer or the ultimate parent of the Company); or

(iii)
Participant is required to relocate from his or her principal workplace immediately prior to the Change in Control (except for workplace relocations within the country in which the Participant is employed that would not increase his or her one-way commute by more than 35 miles from his or her principal residence).

The Participant must provide notice to the Company of the existence of one of the “Good Reason” conditions (which, in the case of a Participant who reported directly to the Chief Executive Officer, in that person’s capacity as Chief Executive Officer, immediately prior to the Change in Control, shall be conclusively deemed to exist if so determined by such Participant in good faith), within 90 days after the initial existence of the “Good Reason” condition, upon the notice of which the Company shall have 30 days to remedy the condition and not be required to pay any amount of severance. In all cases, for the Participant to receive any severance benefit, the Participant’s termination must occur no later than one year following the initial existence of one or more of the “Good Reason” conditions arising without the consent of the Participant.

(m)
“Management Incentive Plan” means the Company’s Management Incentive Plan dated as of July 1, 2010, as amended, or any successor plan thereto that provides for cash bonuses to employees of the Company.

(n)	“Non-Compete Restricted Period” means the period beginning on the date on which an eligible executive becomes a Participant under Section 4(b) and ending on (i) with respect to any Tier I Executive and any Tier II Executive with a position of Chief Financial Officer, president or executive vice president, the last day of the 24-month period after the date of termination of employment, (ii) with respect to any Tier II Executive with a position of senior vice president, the last day of the 18-month period after the date of termination of employment and (iii) with respect to any Tier II Executive with a position of vice president, the last day of the 12-month period after the date of termination of employment.

(o)
“Participant” means an individual designated by the Board (or an authorized officer of the Company) as eligible to participate in the Plan pursuant to Section 4(a) who executes and returns to the Company a Participation Agreement in accordance with Section 4(b) of the Plan.

(p)	“Participation Agreement” means the agreement between the Participant and the Company pursuant to Section 4(b).

(q)	“Plan” means this Executive Change in Control Severance Plan, as amended and restated effective October 5, 2014.

(r)
“Prorated Long-term Incentive Award Value” means the highest grant date dollar value (determined based on the methodology used by the Company as of the grant date as reflected in the Company’s records) of any annual long-term incentive award (cash and/or equity-based incentive) granted to the Participant in the Company’s fiscal year in which the Change in Control occurs and the two preceding fiscal years of the Company, multiplied by a fraction, the numerator of which is the number of whole and partial months (rounded up) from the beginning of the Company’s fiscal year until the date of termination of employment (provided, however, that such numerator shall not exceed six), and the denominator of which is 12.

(s)
“Prorated Target Bonus” means the Target Bonus multiplied by a fraction, the numerator of which is the number of whole and partial months (rounded up) from the date of termination of employment until the end of the fiscal year of the Company, and the denominator of which is 12.

(t)
“Restricted Period” means the period beginning on the date on which an eligible executive becomes a Participant under Section 4(b) and ending on the last day of the 24-month period after the date of termination of employment.

(u)
“Severance Plan” means the Company’s Severance Plan dated as of July 1, 2012, as amended, or any successor plan thereto that provides for cash severance to employees of the Company in the event of termination of employment as a result of position elimination or Company restructuring activities.

(v)
“Target Bonus” means the Participant’s target cash bonus under the Company’s Management Incentive Plan for the fiscal year of the Company in which the termination of employment occurs, determined without regard to any reduction thereof that constitutes Good Reason under the Plan.

(w)	“Tier I Executive” means the Chief Executive Officer of the Company.

(x)
“Tier II Executive” means the Chief Financial Officer, any president, executive vice president and senior vice president of the Company, and certain vice presidents of the Company specifically designated as Tier II Executives in accordance with the Plan, as further described in Section 4(a).

3.	Administration
(a)The Company shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Prior to a Change in Control, the Board has sole and absolute discretion and authority to administer the Plan on behalf of the Company, including the discretionary power and authority to:

(i)
adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(ii)
determine eligibility pursuant to Section 4(a), the terms and conditions of individual Participation Agreements pursuant to Section 4(a), and any other terms of the Plan applicable to Participants, including, but not limited to, the applicable period of restriction for purposes of the covenants under Section 6(b), the amount and method of payment, and a Participant’s continued entitlement to benefits under the Plan; the Board’s determinations will be conclusive and binding on all parties affected by its determinations;

(iii)	act under the Plan on a case-by-case basis; the Board’s decisions under the Plan need not be uniform with respect to similarly situated participants; and

(iv)
delegate its authority under the Plan with respect to Tier II Executives to any committee of the Board, and with respect to Tier II Executives who are not subject to Section 16 of the Securities Exchange Act of 1934 to any officer of the Company.

(b)If any person with administrative authority becomes eligible or makes a claim for Plan benefits, he or she will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan and the Company will designate another person to exercise such authority.
(c)Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Board nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under Section 5 will apply a de novo standard of review to any determinations made by the Board or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or any person or characterization of any decision by the Board or by such person as final, binding or conclusive on any party.

4.	Eligibility and Participation
(a)Eligibility. The Board, in its sole discretion, may from time to time designate key executives of the Company who are eligible to participate in the Plan. Without further action of the Board, the Chief Executive Officer of the Company shall be designated as a Tier I Executive. Without further action of the Board, the Chief Financial Officer and each president, each executive vice president and each senior vice president of the Company shall be designated as a Tier II Executive. In addition, a vice president may be designated as a Tier II Executive hereunder if the Board, in its sole discretion, specifically approves such designation.
(b)Participation; Execution of Participation Agreement. Each eligible executive designated pursuant to Section 4(a) shall become a Participant in the Plan only upon execution of a Participation Agreement in the form, or substantially the form, attached hereto as Appendix A, subject to additional terms as the Board may specify. Each executed Participation Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in the Plan.

5.	Severance Benefits
(a)Entitlement to Severance Benefits. In the event a Participant’s employment with the Company is terminated within 24 months after the Change in Control Date either (i) by the Company for reasons other than Cause, death, or Disability, or (ii) by the Participant for Good Reason, the Company shall make payments and provide benefits to the Participant as specified under Sections 5(b) through 5(e), subject to the Participant’s satisfaction of the requirements of Section 6(a) (regarding waiver and release of claims) and Section 6(b) (regarding restrictive covenants). To the extent the amount of payments and benefits due under Sections 5(b) through 5(e) is based on a Participant’s status as a Tier I or Tier II Executive, that status shall be determined on the date immediately before the Change in Control Date. In addition, if a Participant’s employment with the Company had terminated, or the Participant’s status as a Tier I or Tier II Executive had been diminished, in either event before a Change in Control that is a “change in control event” under Treasury regulation section 1.409A-3(i)(5), and if it is reasonably demonstrated by the Participant to the Board that his or her termination of employment, or diminishment in status, either was at the request of a third party that had taken steps reasonably calculated to effect the Change in Control or otherwise arose in connection with or in anticipation of the Change in Control, then, for purposes of determining entitlement to severance benefits under the Plan, the Participant’s employment is deemed to have terminated on the Change in Control Date, or the Participant’s status is determined on the date immediately before such diminishment in connection with the Change in Control.
(b)Cash Payment. The Company shall pay to the Participant in cash the following applicable amount:

(i)	Tier I Executive: an amount equal to the sum of (1) two times the sum of Base Salary plus Target Bonus and (2) the Prorated Target Bonus.

(ii)
Tier II Executives: for Tier II Executives with a position of Chief Financial Officer, president or executive vice president, an amount equal to the sum of (1) two times the sum of Base Salary plus Target Bonus and (2) the

Prorated Target Bonus; for Tier II Executives with a position of senior vice president, an amount equal to the sum of (1) one and a half times the sum of Base Salary plus Target Bonus and (2) the Prorated Target Bonus, and (3) subject to Section 9(c), the Prorated Long-term Incentive Award Value; and for Tier II Executives with a position of vice president, an amount equal to the sum of (1) one times the sum of Base Salary plus Target Bonus and (2) the Prorated Target Bonus, and (3) subject to Section 9(c), the Prorated Long-term Incentive Award Value.

(iii)
Notwithstanding the provisions of Sections 5(b)(i) and 5(b)(ii), to the extent a Participant becomes entitled to severance benefits under the Plan in accordance with Section 5(a), and the cash amount payable to the Participant under Section 5(b)(i) or 5(b)(ii), as applicable, is less than the amount that would be payable to the Participant as cash severance under the Severance Plan, the Participant shall be entitled to receive a cash amount payable under the Plan equal to the higher cash severance amount calculated in accordance with the terms of the Severance Plan.

(iv)
Any cash payment due under this Section 5(b) shall be made in a lump sum if either (I) the Change in Control is a “change in control event” under Treasury regulation section 1.409A-3(i)(5) or (II) the Participant participates in no other “separation pay plan” under Treasury regulation section 1.409A-1(b)(9); otherwise, the cash payment shall be made consistent with the time and form of payment specified under such other separation pay plan. A lump-sum cash payment due under this Section 5(b) shall be made no later three business days following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 6(a), so long as that waiver and release becomes effective no later than 60 days after the Participant’s termination of employment (or the Change in Control Date, for a Participant whose termination of employment is deemed to occur on the Change in Control Date). Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the waiver and release of claims straddles two taxable years of the Participant, then the Company shall make the payment in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed waiver and release to the Company.

(c)
Health Benefit Continuation. The Company shall pay the premium for COBRA coverage, if elected by the Participant and his eligible dependents, upon loss of coverage under the Company’s group health plan for active employees of the Company due to termination of employment, until the earlier of (i) the date that the Participant becomes eligible for coverage under another group health plan, or (ii) the end of the 18-month maximum COBRA coverage period. For Participants who do not become eligible for coverage under another group health plan by the end of the 18-month maximum COBRA coverage period, the Company shall continue to provide coverage under its group health plan for active employees until the earlier of (x) the date that the Participant becomes eligible for coverage under another group health plan, or (y) for Tier I Executives, the end of an additional 18-month period or, for Tier II Executives, the end of an additional six-month period. The Company includes as gross taxable income to the Participant the amount of the COBRA premium during the period of COBRA coverage and the fair market value of the continued coverage beyond the end of the COBRA period, if applicable.

(d)
Outplacement Assistance. The Company shall pay the cost of providing outplacement services (i) for six months for each Tier II Executive that is a vice president and (ii) for twelve months for all other Tier II and Tier I Participants, so long as (x) the Participant commences utilization of the services within six months following the date of termination of employment; and (y) the services are provided by a recognized outplacement provider. Payment shall be made by the Company directly to the service provider promptly following the provision of the outplacement services and the presentation to the Company of documentation of the provision of the services, and in all events by no later than the first anniversary of the date of termination of employment.

(e)
Code Section 280G Cutback. If the severance benefits provided by this Plan or other benefits otherwise payable to the Participant (i) constitute “parachute payments” within the meaning of Code section 280G, and (ii) but for this Section 5(d), would be subject to the excise tax imposed by Code section 4999 (“Excise Tax”), then such severance benefits or other benefits shall be payable either in full or in such lesser amount which would result in no portion of such severance benefits or other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of such severance benefits and other benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance benefits or other benefits may be taxable under Code section 4999. Any reduction in the severance benefits and other benefits required by this Section 5(d) shall be made in the following order: (A) reduction of non-cash benefits paid or provided to the Participant under this Plan, (B) reduction of cash payments under this Plan beginning with payments that are to be paid the farthest in time; (C) reduction of accelerated vesting of equity awards other than stock options; and (D) reduction of accelerated vesting of stock options. The calculations in this Section 5(d) will be performed by the professional firm engaged by the Company for general tax purposes as of the day prior to the Change in Control. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall, prior to the Change in Control, appoint a nationally recognized tax firm to make the determinations required by this Section 5(d). The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section 5(d). The Company and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The Company will request that the tax firm provide, both to the Company and to the Participant, its calculations, together with detailed supporting documentation, within five (5) business days following (x) the receipt, after the date of the Change in Control, of a request from the Participant for such calculations or (y) the receipt of notice that there has been a payment pursuant to this Plan. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and the Participant. However, the Company shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination made by the Company prior to the Change in Control shall be binding on the Company and the Participant. As a result of the uncertainty in the application of Code section 280G or 4999 at the time of the initial determination by the professional tax firm described in this Section 5(d), it is possible that the Internal Revenue Service (the “IRS”) or other tax authority will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of Section 5(d) is due (the “Additional Excise Tax”). The Participant shall notify the Company in writing of any claim by the IRS or other tax authority that, if successful, would require payment of Additional Excise Tax. The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Participant. The Company shall pay all reasonable fees, expenses and penalties of the Participant relating to such claim by the IRS or other tax authority. In the event it is finally determined that a further reduction would have been required under this Section 5(d) to place the Participant in a better after-tax position, the Participant shall repay the Company such amount within 30 days thereof in order to effect such result.

6.	Terms and Conditions of Participation
(a)Waiver and Release of Claims. As a condition to receiving severance benefits under Section 5 of the Plan, each Participant shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims, substantially in the form attached as Appendix B, as revised from time to time prior to a Change in Control to comply with applicable law or to reflect changes made to the Company’s standard form of general release of all claims for all employees. In no case will payments be made or begin before the end of any rescission period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.
(b)Restrictive Covenants. By executing the Participation Agreement, the Participant agrees to abide by the following restrictive covenants as consideration for the severance benefits provided under Section 5, and acknowledges that the provisions and covenants contained in this Section 6(b) are ancillary and material to the terms of the Plan and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The Participant also acknowledges and agrees that the provisions of this Section 6(b) do not adversely affect the Participant’s ability to earn a living in any capacity that does not violate the covenants contained herein. The Participant also acknowledges that before Participant shall be determined to have breached any provision or covenant contained in this Section 6(b), the

Participant shall have been given notice of any such alleged breach and been given 45 days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.

(i)
Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “CareFusion Group”), all secret or confidential information, knowledge or data relating to the CareFusion Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Participant has obtained or obtains during the Participant’s employment by the CareFusion Group and that is not public knowledge (other than as a result of the Participant’s violation of this Section 6(b)(i)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment and/or service as a consultant with the CareFusion Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the CareFusion Group, as applicable, and shall be turned over to the applicable CareFusion Group company upon termination of the Participant’s employment.

(ii)
Non-Recruitment of CareFusion Group Employees, Etc. During the Participant’s employment with the CareFusion Group and for the Restricted Period, the Participant shall not (1) solicit, participate in, or promote the solicitation of any person who was employed by the CareFusion Group at any time during the six-month period prior to the Participant’s termination of employment to leave the employ of CareFusion Group; or (2) on behalf of the Participant or any other person, hire, employ, or engage any such person. The Participant further agrees that, during the Participant’s employment with the CareFusion Group and for the Restricted Period, if an employee of the CareFusion Group contacts the Participant about prospective employment, the Participant will inform that employee that the Participant cannot discuss the matter further without informing the CareFusion Group.

(iii)
Non-Solicitation of Business. The Participant acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, the Participant agrees that during the Restricted Period, the Participant shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the CareFusion Group the business of (1) any customer of the CareFusion Group at the time of the Participant’s employment or date of termination of employment, or (2) any potential customer of the CareFusion Group which the Participant knew to be an identified, prospective purchaser of services or products of the CareFusion Group.

(iv)
Employment by Competitor. During the Non-Compete Restricted Period, the Participant shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the CareFusion Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the CareFusion Group.

(v)	No Disparagement.

(1)
The Participant and the Company shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the Participant or the CareFusion Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors. The Participant further agrees not to make any negative statement to third parties relating to the Participant’s employment or any aspect of the businesses of CareFusion Group and not to make any statements to third parties about the circumstances of the termination of the Participant’s employment, or about the CareFusion Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(2)
The Participant further agrees that, following termination of employment for any reason, the Participant shall assist and cooperate with the Company with regard to any matter or project in which the Participant was involved during the Participant’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Participant agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of the Participant and shall cooperate with the Participant in scheduling any assistance by the Participant taking into account the

Participant’s business and personal affairs and shall compensate the Participant for any lost wages and/or expenses associated with such cooperation and assistance.

(vi)
Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Participant, whether alone or jointly with others, from the date of the Participant’s initial employment by the Company and continuing until the end of any period during which the Participant is employed by the CareFusion Group, relating or pertaining in any way to the Participant’s employment with or the business of the CareFusion Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Participant agrees to execute any assignment to the Company or its nominee, of the Participant’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Participant further agrees to cooperate, while employed and thereafter, to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 6(b)(vi) does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. The Participant acknowledges that a condition for an Invention to qualify fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code is that the Invention must be protected under patent laws. The Participant has reviewed the notification in Appendix C (“Limited Exclusion Notification”) and agrees that his or her signature acknowledges receipt of the notification. However, the Participant agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by the Participant during the term of employment and for three months thereafter, whether or not the Participant believes such innovations are subject to this Section 6(b)(vi), to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information will be received in confidence by Company.

(vii)
Acknowledgement and Enforcement. The Participant acknowledges and agrees that: (1) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (2) because of the nature of the business in which the CareFusion Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the CareFusion Group in the event the Participant breached any of the covenants of this Section 6(b); and (3) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Section 6(b) would be inadequate. The Participant therefore agrees and consents that (X) if the Participant commits any breach of a covenant under this Section 6(b) during the applicable period of restriction specified therein, all unpaid severance benefits will be immediately forfeited, and (Y) if the Participant commits any breach of a covenant under this Section 6(b) or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(viii)
Similar Covenants in Other Agreements Unaffected. The Participant may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 6(b). Further, a breach of the covenants contained in this Section 6(b) may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Participant acknowledges the foregoing and understands that the covenants contained in this Section 6(b) are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall be subject to arbitration as specified under Section 8(i).

(c)At-Will Employment. Each Participant is and shall continue to be employed by the Company on an “at will” basis. A Participant shall have no further rights under the Plan if he or she terminates employment with the Company for any reason prior to a Change in Control Date (other than as set forth in Section 5(a)), or if he or she terminates voluntarily without Good Reason or is terminated with Cause following a Change in Control.
(d)Nonduplication; No Impact on Benefits. Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment, except that the payment or acceleration of equity or equity-based awards shall be in addition to, rather than in lieu of, any payment or benefits due under the Plan. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program.

7.	Benefit Claims
A Participant who has not been awarded benefits under the terms of the Plan may file a written claim for benefits with the Company.

(a)Such claim shall be decided within 90 days by the Board unless special circumstances require an extension of up to 90 additional days. If the Board determines that an extension is necessary, it shall provide the claimant with written notice of the need for an extension prior to the termination of the initial 90-day period, indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision. Written notice of the Board’s decision on the claim shall be furnished promptly to the claimant. If the claim is denied in whole or in part, such written notice shall (i) set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination; (ii) reference the specific plan provisions on which the determination is based; (iii) describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary; and (iv) describe the plan’s review procedures and the time limits applicable to such procedures, including a claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review;
(b)Within 60 days following receipt of an adverse benefit determination, a claimant may file a request for review of the initial claim in writing with the Board. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information in the Board’s possession relevant to the claimant’s claim for benefits. The claimant may also submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Board in reviewing its denial of the Participant’s claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(c)Notice of the Board’s decision on review shall be furnished to the claimant within 60 days following the receipt of the request for review, unless special circumstances require an extension of up to 60 additional days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision on review. If the Board makes an adverse benefit determination upon review, the adverse benefit determination will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination was based; (iii) a statement of the claimant’s entitlement to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and (iv) a description of the claimant’s right to bring a civil action under ERISA section 502(a).

8.	General
(a)Amendment and Termination of the Plan. The Board may terminate or amend the Plan in any respect and at any time; provided, however, that (i) no termination or amendment of the Plan shall be effective with respect to a Change in Control that occurs less than six months following the date of such termination or amendment and (ii) the Plan may not be terminated or amended after the Change in Control Date in any manner that would adversely affect the rights of a Participant without his or her prior written consent. Notwithstanding anything herein to the contrary, the Plan may be amended by the Board at any time, including retroactively if required, in order to conform the Plan to the provisions of Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder and to conform the Plan to the requirements of any other applicable law.
(b)Integration with Other Benefit Programs. Benefits payable under the Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any Company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.
(c)Funding. Benefits payable under the Plan will be paid only from the general assets of the Company or a successor. The Plan does not create any right to or interest in any specific assets of the Company.
(d)No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the lump-sum cash payment provided under Section 5(b).
(e)Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.
(f)Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant other than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to do so.
(g)Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, or by U.S. federal law.
(h)Severability. In the event that any provision of the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(i)Arbitration. The Company and the Participant agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to the Plan which remains unresolved shall be resolved exclusively by final and binding arbitration conducted within 50 miles of San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if a Participant substantially prevails on all issues raised, any reasonable attorneys’ fees incurred by the Participant with regard to such arbitration.
(j)Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.
(k)409A Compliance.

i.	The Plan is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder.

ii.
The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.

iii.
With respect to any reimbursement of expenses or any provision of in-kind benefits to a Participant specified under the Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

iv.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) (“Deferred Compensation”) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code section 409A, and for purposes of any such provision of this Plan, references to a ‘termination,’ ‘termination of employment’ or like term shall mean ‘separation from service.’ If a payment obligation under the

Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of Deferred Compensation shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following his death (“Delayed Payment Date”). For purposes of the preceding sentence, interest shall accrue at the six-month Libor rate. With respect to a Participant who experiences a termination of employment during the six-month period following a Change in Control, all such amounts payable to such Participant on the Delayed Payment Date (the “Deferred Payment Amounts”) will be deposited on or before the date on which such Participant’s termination of employment occurs in an irrevocable grantor trust that shall be established by the Company prior to the Change in Control (the “Rabbi Trust”), along with irrevocable instructions to the trustee to pay such Delayed Payment Amounts to the Participant (or his or her designated beneficiary in the event of the Participant’s death) on the Delayed Payment Date. The Rabbi Trust shall have an institutional trustee selected by the Company prior to the Change in Control. The Company shall be responsible for payment of all costs, expenses and fees, including legal and trustee fees, of establishing and maintaining the Rabbi Trust.

9.	Effect of Amendment and Restatement
(a)New Participation Agreements. Each individual (each, a “Current Participant”) who was designated by the Board (or an authorized officer of the Company) as eligible to participate in the Executive Change in Control Severance Plan, as amended and restated effective July 1, 2012 (the “2012 Plan”) shall be deemed designated by the Board to participate in this Plan pursuant to Section 4(a) and shall have the opportunity (but shall not be required) to execute and return to the Company a Participation Agreement in accordance with Section 4(b) of the Plan (a “New Participation Agreement”) on or prior to November 30, 2014.
(b)Change in Control on or prior to April 5, 2015. In connection with a Change in Control that occurs on or prior to April 5, 2015, the rights of each Current Participant (i) who has executed and returned to the Company a New Participation Agreement on or prior to November 30, 2014 (or, if earlier, the date of the Change in Control) shall be governed by this Plan and (ii) who has not executed and returned to the Company a New Participation Agreement on or prior to November 30, 2014 (or, if earlier, the date of the Change in Control) shall be governed by the 2012 Plan.
(c)Change in Control after April 5, 2015. In connection with a Change in Control that occurs after April 5, 2015, the rights of all Current Participants shall be governed by this Plan, regardless of whether such Current Participants executed and returned to the Company a New Participation Agreement; provided, that, a Current Participant who is a Tier II Executive with a position of senior vice president or vice president shall only be eligible to receive the Prorated

Long-term Incentive Award Value pursuant to Section 5(b)(ii) of this Plan if such Current Participant executed and returned to the Company a New Participation Agreement on or prior to November 30, 2014.

APPENDIX A
3750 Torrey View Court San Diego, CA 92130 858.617.2000 858.617.2900 (fax) carefusion.com

[Date]

[Name]
[Title]
[Street Address]
[City, State, Zip Code]

RE: Participation in Executive Change in Control Severance Plan

Dear [Name]:

CareFusion Corporation (the “Company”) maintains the Executive Change in Control Severance Plan, as amended and restated effective as of October 5, 2014 (the “Plan”), a copy of which is attached. The purpose of the Plan is to assure the Company of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key executives of the Company in the event of a Change in Control. I am pleased to inform you that, based on your current role with the Company, the Board of Directors (the “Board”) has designated you as an eligible participant in the Plan.

Based on your current role as the Company’s [insert current title], and pursuant to Section 4(a) of the Plan, the Board has determined that you are eligible to participate in the Plan as a Tier [__] Executive. Subject to and as further described in the Plan, in the event your employment is terminated within 24 months after the Change in Control Date either (i) by the Company for reasons other than Cause, death, or Disability, or (ii) by you for Good Reason (as such capitalized terms are defined in the Plan), you will be entitled to a cash severance payment under Section 5(b) of the Plan in an amount equal to [insert amount or formula]. In addition, you will be entitled to certain severance benefits, including health insurance coverage and outplacement assistance as set forth in the Plan. You will become a participant in the Plan and be eligible to receive the severance payment and severance benefit described herein, subject to the terms of the Plan, only upon executing and returning to the Company this letter agreement, which serves as the Participation Agreement required under Section 4(b) of the Plan.

If you previously signed a Participation Agreement similar to this one confirming your participation in the Plan, this Participation Agreement supersedes that prior Participation Agreement. By executing this Participation Agreement, you are consenting and agreeing to the amendments to the Plan that have been incorporated into the Plan document, notwithstanding Section 8(a) of the Plan, and you acknowledge and agree that the payments, benefits and rights provided under the amended Plan are adequate consideration for your consent and agreement.

As a condition to participating in the Plan and your eligibility to receive the severance payment and severance benefit described herein, you hereby agree that the definition of “Good Reason” set forth in any and all agreements evidencing any award granted to you under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”) is hereby amended to read as set forth in Section 2(n) of the Plan. You understand and hereby agree that by executing this Participation Agreement, you are amending the definition of “Good Reason” set forth in the award agreements with respect to any and all awards granted to you under the 2009 LTIP (the “Award Agreements”) by replacing that definition with the definition of Good Reason set forth in Section 2(n) of the Plan.

Please note that your participation in the Plan and your eligibility to receive the severance payment and severance benefit described herein are subject to and conditioned upon your continued service to the Company in the role of [insert current title]. In the event your role with the Company changes prior to the Change in Control Date (other than as contemplated by Section 5(a) of the Plan), this Participation Agreement will automatically terminate without further action by either party hereto. Thereafter, any future participation by you in the Plan will be subject to review and approval by the Board and subject to any terms and conditions then in effect, including execution by you of a new Participation Agreement, if applicable.

This Participation Agreement sets forth certain information regarding the severance payment and severance benefit to be provided to you in accordance with Section 5 of the Plan. As used in this Participation Agreement, each capitalized term, if not defined herein, has the meaning ascribed to it under the Plan. You hereby acknowledge and agree that the foregoing payment and benefits will only be provided to you if you sign and do not revoke or violate the terms of a waiver and release of claims, pursuant to Section 6(a) of the Plan, and that the terms of this letter agreement that entitle you to any severance payment and severance benefit are subject to all of the terms of the Plan.

Please review the entire Plan carefully, including, but not limited to, the “Terms and Conditions of Participation” set forth in Section 6 of the Plan, which includes restrictive covenants. In order to become a Participant in the Plan you must acknowledge and agree to all of the terms and conditions of the Plan by executing this Participation Agreement and returning it to ___________.

Sincerely,

[Name]
[Title]

Enclosures
cc: [Name]

I have read the foregoing Participation Agreement and the Plan, understand their terms and conditions, and hereby agree to be bound thereby:

PARTICIPANT

By: [Executive]

Date:

2

APPENDIX B
RELEASE AGREEMENT
This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and ____________________ (the “Executive”) is dated as of the ____day of _______________, _____ (the “Release”).
Release
In consideration for the payments and benefits specified in the CareFusion Corporation Executive Change in Control Severance Plan, as amended from time to time (the “Plan”), as set forth in Section 1 of Exhibit A to this Release, Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with CareFusion, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, whether known or unknown, as of the date of Executive’s execution of this Release, other than those that arise under the Plan. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, the “Releasees”). This Release is intended to have the broadest possible application permitted by law and includes, but is not limited to, claims under any employment agreement between Executive and Company (the “Employment Agreement”), and any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of CareFusion’s policies or practices; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, other federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent (including claims relating to notice or payment in lieu of notice).
In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.
This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, or damages of any nature that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims that may not be waived by law, such as claims for workers’ compensation benefits, unemployment benefits or statutory indemnity, if applicable.
Notwithstanding anything to the contrary in this Release, this Release does not apply to any claims arising after Executive’s execution of this Release, enforcement of Executive’s rights to payments or benefits due or rights enforceable after the execution of this Release under the Plan, claims under any of the Company’s employee benefit or compensation plans or any rights Executive may have for indemnification under CareFusion’s Amended and Restated By-Laws, Amended and Restated Certificate of Incorporation, applicable law, or any indemnification agreement (including any rights to director and officer indemnification set forth in the transaction agreement with respect to the transaction that gives rise to a “Change in Control” under the Plan), or any rights as an insured under CareFusion’s D&O insurance policies, as in effect from time to time.
Complete Release
Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and the Releasees , Executive expressly acknowledges that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).
Review of Release
Executive agrees and represents that Executive has been advised of and fully understands the right to discuss all aspects of this Release with an attorney of Executive’s choice. Executive’s execution of this Release establishes that, if Executive wishes the advice of an attorney, Executive has sought such advice by the date Executive signed this Release, and that Executive was given at least twenty-one (21) days to consider whether or not to sign. Executive may sign this Release before the end of the twenty-one (21)-day period and Executive agrees that if Executive decides to shorten this time period for signing, Executive’s decision was knowing and voluntary. Executive

2

agrees that a change to the Release, whether material or immaterial, does not restart the running of said period.
Executive will have seven (7) days from the date that Executive signs this Release to revoke the Release and to change Executive’s mind, in which case this Release shall be ineffective and of no legal force. If Executive so revokes this Release, there will be no obligation on the part of CareFusion to provide Executive with any of the payments and benefits specified in the Plan, as set forth in Section 1 of Exhibit A to this Release. Executive’s revocation must be in writing and received by CareFusion’s Executive Vice President, Human Resources on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Release shall become binding and enforceable on the eighth day (“Effective Date”).
Outstanding Equity Awards
Executive acknowledges and agrees that the CareFusion equity awards or equity awards of the acquiring or surviving company in the Change in Control, including Carefusion equity awards converted in such Change in Control, and any equity awards granted after such Change in Control (collectively, the “equity awards”) set forth on Section 2 of Exhibit A to this Release are the only equity awards held by Executive as of the date of this Release, that the details of the equity awards set forth on Section 2 of Exhibit A to this Release are complete and accurate, and that Executive is not entitled to the grant or payment of any equity awards other than those set forth on Section 2 of Exhibit A to this Release. However, for the avoidance of doubt, Executive’s rights with respect to such equity awards are not conditioned upon Executive’s execution and delivery of this Release.
Nondisparagement
Executive agrees that Executive will not make any written or verbal statements, or encourage others to make any such statements, that defame, disparage or criticize the personal or business reputation, practices or conduct of CareFusion or any of the other Releasees.
General Provisions
Executive agrees to comply with the continuing obligations set forth in the Plan.
By entering into this Release, CareFusion makes no admission that it has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
In the event any provision of this Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
This Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

3

The validity, interpretation and performance of this Release shall be construed and interpreted according to the laws of the United States of America and the state in which Executive is employed.
This Release, together with the Plan and the Executive’s Participation Agreement thereunder, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Release may be amended only by a written instrument executed by all parties hereto.
[Signatures follow.]

4

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.
_________________________________________________
Executive
Date:
CAREFUSION CORPORATION
By: _______________________________________
Name:
Title:
Date:

5

EXHIBIT A

	Description	Timing of Payment	Amount[1]	Party Responsible for Making Payment
SECTION 1: Payments Pursuant to the Plan
Severance (Sections 2(b), 2(v) and 5(b) of the Plan) Base Salary: Target Bonus:	[Two][One and a half][One] times the sum of (i) base salary and (ii) Executive’s target bonus	[•]	$[•]	CareFusion Payroll
Prorated Bonus (Sections 2(v) and 5(b) of the Plan)
An amount equal to the product of (i) a fraction, the numerator of which is the number of whole and partial months (rounded up) worked from the beginning of CareFusion’s fiscal year until the termination date and the denominator of which is 12, and (ii) Executive’s target bonus
		[•]	$[•]	CareFusion Payroll
[Prorated Long-term Incentive Award Value (Sections 2(r) and 5(b) of the Plan)]
[An amount equal to the product of (i) a fraction, the numerator of which is the number of whole and partial months (rounded up) worked from the beginning of CareFusion’s fiscal year until the termination date (provided that such numerator shall not exceed six) and the denominator of which is 12, and (ii) highest grant date dollar value (determined based on the methodology used by the Company as of the grant date as reflected in the Company’s records) of any annual long-term incentive award (cash and/or equity-based incentive) granted to Executive in CareFusion’s fiscal year in which the Change in Control occurs and the two preceding fiscal years of CareFusion][2]
		[•]	$[•]	CareFusion Payroll
Health Benefit Continuation (Section 5(c) of the Plan)
CareFusion shall pay the premium for COBRA coverage until the earlier of (i) the date that Executive becomes eligible for coverage under another group health plan and (ii) the end of the 18-month maximum COBRA coverage period and, if Executive does not become eligible for coverage under another group health plan by the end of such period, CareFusion shall provide coverage to Executive under its group health plan for active employees until the earlier of (a) the date that Executive becomes eligible for coverage under another group health plan and (b) the end of an additional [18-month][6-month] period
		N/A	N/A	CareFusion

_____________________________

1 Note: For purposes of this Exhibit A, amounts are rounded (up or down) to the nearest whole cent. All amounts payable are subject to applicable employment and income tax withholding.
2 To be included only for Tier II Executives with a position of senior vice president or vice president.

1

Outplacement Assistance (Section 5(d) of the Plan)
Reimbursement for outplacement services for [six][twelve] months following the termination date, so long as Executive commences utilization of services within six months following the date of termination and the services are provided by a recognized outplacement provider
	N/A	N/A	Paid directly to outplacement provider following presentation to CareFusion of supporting documentation prior to the first anniversary of the termination date
	Total	$[•]

2

SECTION 2: OUTSTANDING EQUITY AWARDS[3]

Type of Award	Grant Date	Number of CareFusion Shares Underlying Award	Exercise Price	Expiration Date	Vesting Schedule
Stock Options					N/A

Restricted Stock Units			N/A	N/A
Performance Stock Units			N/A	N/A

_____________________________

3 Note to Draft: to be modified as appropriate to reflect outstanding awards at the date of termination.

3

LIMITED EXCLUSION NOTIFICATION
THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and CareFusion Corporation, a Delaware corporation (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2)	Result from any work performed by you for the Company.
To the extent a provision in the Executive Change in Control Severance Plan purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.
By: ________________________________
___________________________________________
Print Employee’s Name
Date: _______________________________
Witnessed by:
_____________________________________________
_____________________________________________
Company Representative’s Name and Position
Dated:    ______________________________________